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FOR IMMEDIATE RELEASE
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Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(609) 529-0676
www.genaera.com	sneath@pnlifesciences.com

Genaera Discontinues LOMUCIN ™ in Cystic Fibrosis and Squalamine in Prostate Cancer Studies

Genaera Continues to Advance Core Assets, Including Trodusquemine (MSI-1436) for Obesity

Plymouth Meeting, PA – July 5, 2007 – Genaera Corporation (NASDAQ: GENR) today announced that, in conjunction with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), both parties have agreed for reasons of futility to discontinue the Phase 2 study of LOMUCIN™ for the treatment of cystic fibrosis (CF). Genaera also announced that the Phase 2 study of squalamine in prostate cancer, which is an investigator-initiated study funded by the Department of Defense, will also be discontinued.

“Earlier this year we redefined our business strategy and committed to focus our efforts on our two core assets, trodusquemine (MSI-1436) for obesity and the anti-IL-9 (MEDI-528) program licensed to MedImmune, Inc. for the treatment of asthma, and continue efforts to monetize our non-core assets. Our announcement today is consistent with that strategy and serves as validation that we are executing upon it,” stated Jack Armstrong, President and CEO of Genaera.

Mr. Armstrong continued, “We continue to be very encouraged by the progress of the MEDI-528 Phase 2 program in asthma. This is an asset that is below the radar screen of many, and we believe has greater present and future value than is currently recognized by the market. Separately, our trodusquemine Phase 1 study in obesity is progressing nicely through the initial cohorts in Study 101 to test safety and PK. We believe this program, in addition to anti-IL-9, will generate significant additional interest in the Company in the near future as additional data becomes available.”

As a result of the joint decision to terminate the LOMUCIN study, the CFFT has agreed to final financial details of the award agreement to support the evaluation of LOMUCIN in subjects with CF. Genaera will receive a final milestone payment in the amount of $100,000 and will not be required to refund any portion of the award previously received from the CFFT. As a result of termination, the Company will recognize revenue of $2,102,000 of which $2,002,000 was previously recorded as a long-term liability.

Termination of the LOMUCIN study was a result of a recommendation by the Company to the study’s Data Monitoring Committee (DMC) to close the ongoing study for futility. The DMC identified no safety concerns in their review.

“Genaera and the Data Monitoring Committee planned a joint evaluation of the midpoint data from the LOMUCIN study to determine if the enrollment of the final subjects in the study would allow us to better understand the impact of the drug on respiratory function in cystic fibrosis patients. The committee determined that there is no additional benefit to further enrollment, so we found it reasonable to conclude the study, evaluate the impact of the drug, and move forward focused on our core programs,” stated Michael J. Gast, M.D., Ph.D., Executive Vice President of Clinical Research and Development at Genaera. “We believe that the data from this LOMUCIN study continues to validate the drug’s target, hCLCA1, as a potential target for future research in respiratory and other diseases and we maintain a strong intellectual property position and library of over 15,000 compounds for this target.”

The Phase 2 study of squalamine in prostate cancer, another of Genaera’s non-core assets, was also discontinued. There had been no recent enrollment in this trial, and delays in restarting the study at a new investigative site made the decision to end the study appropriate.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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